Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA BIOPHARMA ANNOUNCES ADDITIONAL PATENT ISSUED FOR METHODS

FOR TREATMENT WITH BUCINDOLOL BASED ON GENETIC TARGETING

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Prospective Knowledge of Alpha-2C Genotype May Allow for Prediction of

Degree of Norepinephrine Lowering by Bucindolol in Individual Patients

Broomfield, CO, December 30, 2011 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically targeted therapies for cardiovascular diseases, today announced that the U.S. Patent and Trademark Office (USPTO) has issued a patent on methods for treating patients with bucindolol based on genetic targeting and focused on a specific genotype – homozygous wildtype for Deletion 322-325 in the alpha-2C adrenergic receptor. The patent (USP# 8,080,578) entitled “Methods for Treatment with Bucindolol Based on Genetic Targeting,” provides protection in the United States for this novel approach to treating patients with bucindolol.

“We are obviously pleased with the USPTO’s issuance of this patent, which we believe extends our pharmacogenetic intellectual property protection around bucindolol” said Michael R. Bristow, President and Chief Executive Officer of ARCA. “Chronic cardiovascular diseases continue to be a major health care problem, and among the challenges to improving care is the uncertainty of patient responses to drug treatment. We believe new therapies that include a simple test to identify a substantial subpopulation of patients more likely to benefit have the potential to alleviate some of the problems encountered with the current standard of pharmacotherapy, where all members of a disease cohort, including those who will not respond, are treated. A unique pharmacologic property of bucindolol is norepinephrine lowering, and bucindolol’s heart failure clinical responses demonstrated in a large Phase 3 clinical trial (BEST) were modulated by this important effect. The degree of norepinephrine lowering by bucindolol is under genetic control by alpha-2C 322-325 Insertion/Deletion adrenergic receptor polymorphisms (Circulation Heart Failure: 3:21-28 2010). Accordingly, we believe prospective knowledge of the alpha-2C 322-325 genotype allows for prediction of the degree of norepinephrine lowering by bucindolol in an individual patient.”

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the issuance of, and protection provided by, U.S. Patent 8,080,578 entitled “Methods for Treatment with Bucindolol Based on Genetic Targeting” and statements regarding the potential for knowledge of the alpha-2C genotype to predict individual patient response to Gencaro; the ability of genetic variations to predict individual patient response to Gencaro; the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment; and the Company’s ability to fund future operations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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